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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 0-8932

                   De Anza Properties - IX Liquidating Trust
         Formerly known as De Anza Properties - IX (Former Registrant)
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            (Exact name of registrant as specified in its charter)


                      9171 Wilshire Boulevard, Suite 627
                        Beverly Hills, California 90210
                                 (310) 550-1111
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                     None
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           (Title of each class of securities covered by this Form)


                                     None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)   [X]         Rule 12h-3(b)(1)(i)   [X]
             Rule 12g-4(a)(1)(ii)  [X]         Rule 12h-3(b)(1)(ii)  [X]
             Rule 12g-4(a)(2)(i)   [_]         Rule 12h-3(b)(2)(i)   [_]
             Rule 12g-4(a)(2)(ii)  [_]         Rule 12h-3(b)(2)(ii)  [_]
                                               Rule 15d-6            [X]

Approximate number of holders of record as of the certification or notice date: 590

   Pursuant to the requirements of the Securities Exchange Act of 1934, DE ANZA PROPERTIES - IX LIQUIDATING TRUST, FORMERLY KNOWN AS DE ANZA PROPERTIES - IX (FORMER REGISTRANT) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 26, 1997


By: /s/ Herbert M. Gelfand
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   Herbert M. Gelfand
   Trustee